Exhibit 23.20

INDEPENDENT AUDITOR’S CONSENT

We hereby consent to the incorporation by reference in this Registration Statements on Form S-8 of Vista Gold Corp. (the "Company") of our report dated February 20, 2013 relating to the consolidated financial statements  of Midas Gold Corp., which appear in the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2012.

_/s/ Deloitte LLP
Deloitte LLP
Chartered Accountants
Vancouver, Canada

October 1, 2013